Paradigm Signs Definitive Agreement to Acquire Caldwell Technology Solutions, LLC
Transaction Expected to Close by July 1, 2007

Rockville, Maryland, June 11, 2007 - Paradigm Holdings, Inc. (OTCBB: PDHO) (Paradigm), parent company of Paradigm Solutions Corporation and Trinity IMS, a provider of comprehensive information technology and business solutions for federal government enterprises, announced today that it has entered into a definitive agreement to acquire Bowie, Maryland-based Caldwell Technology Solutions, LLC (CTS).

Founded in July of 2002, CTS specializes in advanced information technology (IT) solutions in support of National Security programs within the Intelligence Community (IC). CTS has approximately 35 employees, all of whom hold U.S. Government Security clearances. CTS’ offerings include systems engineering, software development, information technology, the full spectrum of information assurance support services, and intelligence analyst and linguistic support.

Commenting on the CTS-Paradigm transaction, Paradigm President and CEO, Peter LaMontagne, stated, “We look forward to welcoming the CTS team to Paradigm. CTS’ success in the Intelligence Community testifies to the strength of their technical team and commitment to the U.S. Government mission. Together, we believe Paradigm and CTS will enhance customer support, improve career development for our employees and add value to our shareholders.”

Mr. Samuel Caldwell, CTS founder and its current President & CEO, will join Paradigm’s executive team upon the closing of the transaction, which is expected to be completed by July 1, 2007.

Mr. Caldwell affirmed the value of the proposed transaction adding, “We are excited about the combined strengths of CTS and Paradigm--this new platform will allow us to expand into new customer areas more rapidly and focus on future offerings that will be important to our customers. We also feel very comfortable with Paradigm’s culture which values integrity, government mission and employee development.”

About Paradigm Holdings, Inc.:
Paradigm Holdings, Inc., (www.paradigmsolutions.com) parent company of Paradigm Solutions Corporation and Trinity IMS, is a comprehensive information technology and business solutions provider for government enterprises. Paradigm Solutions Corporation specializes in Enterprise Risk Management, Systems Engineering, Infrastructure Support, and Program Management for government customers. Trinity IMS specializes in computer forensics and information assurance. Headquartered in Rockville, Maryland, the company currently employs approximately 200 people across 12 states.

Safe Harbor Statement:
This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Paradigm Holdings, Inc. assumes no obligation to update the information contained in this press release. Future results for Paradigm Holdings, Inc. may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm Holdings, Inc. specific risks and uncertainties please refer to recent SEC filings for Paradigm Holdings, Inc., which are available from the Edgar Web site at www.edgar.org.

For more information, please contact:
Richard Sawchak
Senior Vice President and CFO
301-468-1200
communications@paradigmsolutions.com